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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF POWERWAVE TECHNOLOGIES, INC.

Milcom International, Incorporated

Milcom International VI, Inc.

Powerwave de Mexico S.A. de C.V.

Powerwave do Brasil Ltda.